Exhibit 99.1

Revlon Reports Second Quarter 2013 Results

NEW YORK--(BUSINESS WIRE)--July 31, 2013--Revlon, Inc. (NYSE: REV) today announced results for the second quarter ended June 30, 2013.

Second quarter 2013 results compared to second quarter 2012:

  Net sales of $350.1 million compared to $357.1 million, a decrease of 2.0%. Excluding unfavorable foreign currency fluctuations of $6.4 million, second quarter 2013 net sales were essentially unchanged year-over-year.
  Operating income of $59.1 million compared to $42.8 million. Operating income in 2013 included an $18.1 million insurance gain related to the 2011 fire that destroyed the Company’s facility in Venezuela, a $4.5 million charge for estimated costs to clean-up the Venezuela facility, and a $3.3 million charge associated with the restructuring and related actions announced in September 2012. Operating income in 2012 included a net charge of $6.7 million related to estimated costs of resolving litigation related to the Company’s 2009 exchange offer.
  Operating income in the second quarter of 2013 was negatively impacted by $2.5 million due to foreign currency fluctuations.
  Net income of $24.7 million, or $0.47 per diluted share, compared to $11.1 million, or $0.21 per diluted share.
  Adjusted EBITDAa of $76.1 million compared to $58.7 million.
  Both net income and Adjusted EBITDA in 2012 and 2013 were impacted by the items noted in operating income above.
  Net cash provided by operating activities of $28.2 million compared to a use of $1.3 million; free cash flowb was positive $21.6 million compared to negative $6.6 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis, said, “Our net sales in the second quarter of 2013 were essentially unchanged year-over-year as we benefited from the inclusion of our Pure Ice acquisition offset by continued softness in our Almay brand and the negative impact of business conditions in Venezuela. We continue to support our brands at appropriate levels and are pleased with a number of our new product launches in 2013. As always, we remain focused on our strategic goal of driving profitable growth.”

Second Quarter 2013 Results

Note: The results of operations related to Pure Ice are included in the Company's consolidated financial statements commencing on the date of acquisition, July 2, 2012.

Net sales in the second quarter of 2013 were $350.1 million, a decrease of $7.0 million, or 2.0%, compared to $357.1 million in the same period last year. Excluding unfavorable foreign currency fluctuations of $6.4 million, net sales were essentially unchanged year-over-year. Lower net sales in Venezuela and lower net sales of Almay color cosmetics were offset by higher net sales of SinfulColors color cosmetics and the inclusion of the net sales of Pure Ice. The decrease in net sales of Almay color cosmetics was driven primarily by a reallocation of brand support in the United States from advertising to promotional allowances, which are a deduction in arriving at net sales.

In the United States, net sales in the second quarter of 2013 were $203.9 million, essentially unchanged year-over-year. Higher net sales of SinfulColors color cosmetics and the inclusion of the net sales of Pure Ice were offset by lower net sales of Revlon and Almay color cosmetics.

In Asia Pacific, net sales in the second quarter of 2013 were $54.3 million, a decrease of $1.5 million, or 2.7%, compared to $55.8 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales were essentially unchanged year-over-year. Higher net sales of Revlon color cosmetics in Japan, SinfulColors color cosmetics in Australia, and Revlon ColorSilk hair color in certain distributor territories were offset by lower net sales of Revlon color cosmetics in China and certain distributor territories as well as lower net sales of other beauty care products in Hong Kong.

In Europe, Middle East and Africa, net sales in the second quarter of 2013 were $42.7 million, a decrease of $1.7 million, or 3.8%, compared to $44.4 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $1.6 million, or 3.6%, primarily due to higher net sales of fragrances and SinfulColors color cosmetics in the U.K. and Italy, partially offset by lower net sales of other beauty care products in France.

In Latin America and Canada, net sales in the second quarter of 2013 were $49.2 million, a decrease of $3.8 million, or 7.2%, compared to $53.0 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales decreased $2.7 million, or 5.1%. The decline in net sales was driven by the negative impact of business conditions in Venezuela, including Venezuela’s currency restrictions, which decreased net sales in the region by $6.3 million. Excluding Venezuela, net sales in the region increased primarily due to higher net sales of Revlon color cosmetics in Argentina, Mexico and certain distributor territories, higher net sales of Revlon ColorSilk hair color across the region and the introduction of Pure Ice in Canada. These increases were partially offset by lower net sales of Almay color cosmetics in Canada. Net sales in Argentina benefited from higher selling prices resulting from market conditions and inflation.

Operating income in the second quarter of 2013 was $59.1 million, compared to $42.8 million in the same period last year. Adjusted EBITDA in the second quarter of 2013 was $76.1 million, compared to $58.7 million in the same period last year. Operating income and Adjusted EBITDA in the second quarter of 2013 included an $18.1 million insurance gain in SG&A related to the 2011 fire in Venezuela, a $4.5 million charge in SG&A for estimated costs to clean-up the Venezuela facility, and a $3.3 million charge associated with the restructuring and related actions announced in September 2012. Operating income in the second quarter of 2013 was negatively impacted by $2.5 million due to foreign currency fluctuations. Operating income and Adjusted EBITDA in the second quarter of 2012 included a net charge of $6.7 million in SG&A with respect to estimated costs of resolving litigation related to the Company’s 2009 exchange offer.

Operating income and Adjusted EBITDA for the second quarter of 2013 also included $1.2 million of higher incentive compensation expense related to a modification to the structure of the Company’s long-term incentive plan to better align the plan with the Company’s long-term performance. While the new structure does not change the amount of the employees’ potential annual incentive award, the transition is expected to result in higher expense in 2013 and 2014 as compared to 2012 by approximately $5 million and $3 million, respectively. The Company expects no additional expense related to the transition to the new structure after 2014.

Interest expense, including preferred stock dividends, decreased $3.8 million to $17.4 million in the second quarter of 2013, compared to the same period last year, primarily due to lower interest rates as a result of the senior notes refinancing and bank term loan amendment in February 2013.

The provision for income taxes was $17.0 million, compared to $9.1 million in the same period last year. The increase of $7.9 million was primarily attributable to the favorable resolution of tax matters in a foreign jurisdiction in the second quarter of 2012 that did not recur in the second quarter of 2013, as well as increased pre-tax income in the second quarter of 2013, partially offset by certain favorable discrete items that benefited the second quarter of 2013. Cash paid for income taxes, net of refunds, in the second quarter of 2013 was $5.3 million, compared to $7.5 million in the same period last year.

Net income in the second quarter of 2013 was $24.7 million, or $0.47 per diluted share, compared to net income of $11.1 million, or $0.21 per diluted share in the same period last year. Net income in the second quarter of 2013 included the following: an $18.1 million insurance gain related to the 2011 fire in Venezuela; a $4.5 million charge for estimated costs to clean-up the Venezuela facility; and a $3.3 million charge associated with the restructuring and related actions announced in September 2012. Net income in the second quarter of 2012 included a net charge of $6.7 million, before and after tax, with respect to estimated costs of resolving litigation related to the Company’s 2009 exchange offer.

Net cash provided by operating activities in the second quarter of 2013 was $28.2 million, compared to a use of $1.3 million in the same period last year. Free cash flow was positive $21.6 million, compared to negative $6.6 million in the same period last year. The second quarter of 2013, as compared to the same period last year, benefited from lower interest payments primarily due to the company’s senior notes refinancing in the first quarter of 2013, lower pension contributions and lower permanent display purchases, partially offset by restructuring payments related to the actions announced in September 2012.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled to their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Six Months Results

Net sales in the first six months of 2013 were $682.0 million, compared to net sales of $687.8 million in the first six months of 2012. Excluding unfavorable foreign currency fluctuations of $12.3 million, net sales increased $6.5 million, or approximately 1%, as compared to the first six months of 2012.

In the United States, net sales in the first six months of 2013 were $396.0 million, an increase of $7.4 million, or 1.9%, compared to net sales of $388.6 million in the first six months of 2012.

In Asia Pacific, net sales in the first six months of 2013 were $107.9 million, a decrease of $4.0 million, or 3.6%, compared to $111.9 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales were essentially unchanged year-over-year.

In Europe, Middle East and Africa, net sales in the first six months of 2013 were $83.4 million, a decrease of $6.8 million, or 7.5%, compared to $90.2 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales were essentially unchanged year-over-year.

In Latin America and Canada, net sales in the first six months of 2013 were $94.7 million, a decrease of $2.4 million, or 2.5%, compared to $97.1 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales were essentially unchanged year-over-year.

Operating income was $106.4 million in the first six months of 2013, compared to $87.1 million in the first six months of 2012. Adjusted EBITDA was $140.4 million in the first six months of 2013, compared to $118.7 million in the same period last year. Operating income and Adjusted EBITDA in the first six months of 2013 included the following: a $26.4 million insurance gain related to the 2011 fire in Venezuela; a $4.5 million charge for estimated costs to clean-up the Venezuela facility; and a $3.6 million charge associated with the restructuring and related actions announced in September 2012. Operating income in the first six months of 2013 was negatively impacted by $4.6 million due to foreign currency fluctuations. Operating income and Adjusted EBITDA in the first six months of 2012 included a net charge of $6.7 million with respect to estimated costs of resolving litigation related to the Company’s 2009 exchange offer.

Operating income and Adjusted EBITDA for the first six months of 2013 also included $2.3 million of higher incentive compensation expense related to a modification to the structure of the Company’s long-term incentive plan to better align the plan with the Company’s long-term performance. While the new structure does not change the amount of the employees’ potential annual incentive award, the transition is expected to result in higher expense in 2013 and 2014 as compared to 2012 by approximately $5 million and $3 million, respectively. The Company expects no additional expense related to the transition to the new structure after 2014.

Interest expense, including preferred stock dividends, for the first six months of 2013 decreased $5.0 million to $37.8 million in the first six months of 2013, compared to the same period last year.

The provision for income taxes was $18.2 million, compared to $20.1 million in the same period last year. Cash paid for income taxes, net of refunds, for the first six months of 2013 was $8.0 million, compared to $10.9 million in the same period last year.

Net income in the first six months of 2013 was $17.8 million, or $0.34 per diluted share, compared to $19.6 million, or $0.37 per diluted share in the first six months of 2012. Net income in the first six months of 2013 included the following: (a) a $27.9 million ($16.9 million after tax) charge related to the early extinguishment of debt as a result of the Company’s senior notes refinancing and the bank term loan amendment; (b) a $26.4 million insurance gain related to the 2011 fire in Venezuela; (c) a $4.5 million charge for estimated costs to clean-up the Venezuela facility; and (d) a $3.6 million charge associated with the restructuring and related actions announced in September 2012. Net income in the first six months of 2012 included a net charge of $6.7 million, before and after tax, with respect to estimated costs of resolving litigation related to the Company’s 2009 exchange offer.

Net cash provided by operating activities in the first six months of 2013 was $11.3 million, compared to net cash used in operating activities of $21.7 million in the same period last year. Free cash flow in the first six months of 2013 was negative $0.4 million, compared to negative free cash flow of $30.5 million in the same period last year.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) pursue growth opportunities; and (v) improve our financial performance.

Second Quarter 2013 Results and Conference Call

The Company will host a conference call with members of the investment community on July 31, 2013 at 9:30 A.M. EDT to discuss Second Quarter 2013 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, SinfulColors® color cosmetics, Pure Ice® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

a Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management, as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/loss prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

b Free cash flow is a non-GAAP measure that is reconciled to net cash provided by/(used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by/(used in) operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow (i) to evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) to review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following estimates, beliefs, expectations, focus and/or plans: (i) the Company’s estimated costs of $4.5 million to clean-up the Venezuela facility (which was destroyed by fire in 2011); (ii) the Company’s belief that while the new structure of its long-term incentive plan does not change the amount of the employees’ potential annual incentive award, the transition is expected to result in higher expense in 2013 and 2014 as compared to 2012 by approximately $5 million and $3 million, respectively, and that the Company expects no additional expense related to the transition to the new structure after 2014; (iii) the Company’s expectation to continue to support its brands at appropriate levels; (iv) the Company’s expectation to remain focused on its strategic goal of driving profitable growth; and (v) the Company’s plans to continue to execute its business strategy, which is to: (a) build our strong brands, (b) develop our organizational capability, (c) drive our company to act globally, (d) pursue growth opportunities and (e) improve our financial performance. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2012 Annual Report on Form 10-K that we filed with the SEC in February 2013 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2013 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) unanticipated costs incurred in connection with activities related to the destroyed facility in Venezuela; (ii) unanticipated consequences from the Company’s new long-term incentive plan, such as higher than anticipated expenses or changes in the periods when such expenses would be recognized; (iii) unanticipated changes in the Company’s level of brand support for its brands; (iv) difficulties, delays, unanticipated costs or our inability to drive profitable growth, including, without limitation, less than expected profitable net sales growth, such as due to the reasons set forth in clause (v)(a) below; and (v) difficulties, delays, unanticipated costs or our inability to continue to execute our business strategy, such as (a) less than expected growth of our strong brands, such as due to difficulties, delays, unanticipated costs or our inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or retail customers; less than expected acceptance of our brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with our retail partners; less than anticipated sales of our new products as a result of consumer response to worldwide economic or other conditions; greater than expected volatility in the retail sales environment; more than anticipated returns for such products; actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates and/or foreign currency exchange controls; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; greater than expected impact from changes in retailer pricing or promotional strategies; greater than anticipated retailer space reconfigurations or reductions in retailer display space; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses, (b) difficulties, delays or the inability to develop our organizational capability, (c) our inability to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally and/or less than anticipated results from our regional and/or multi-national brands, (d) difficulties, delays or unanticipated costs in connection with plans to pursue growth opportunities, such as due to those reasons set forth in clause (v)(a) above and/or difficulties, delays or unanticipated costs in consummating, or the Company’s inability to consummate, transactions to acquire new brands and/or (e) difficulties, delays, unanticipated costs or our inability to improve our financial performance. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(dollars in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Net sales	$350.1	$357.1	$682.0	$687.8
Cost of sales	124.8	124.4	241.7	240.1
Gross profit	225.3	232.7	440.3	447.7
Selling, general and administrative expenses	163.1	189.9	330.6	360.6
Restructuring charges and other, net	3.1	-	3.3	-

Operating income	59.1	42.8	106.4	87.1

Other expenses, net:
Interest expense	15.8	19.6	34.6	39.6
Interest expense - preferred stock dividends	1.6	1.6	3.2	3.2
Amortization of debt issuance costs	1.2	1.3	2.5	2.6
Loss on early extinguishment of debt	-	-	27.9	-
Foreign currency (gains) losses, net	(0.8)	0.4	2.5	2.1
Miscellaneous, net	(0.1)	0.1	-	0.3
Other expenses, net	17.7	23.0	70.7	47.8

Income from continuing operations before income taxes	41.4	19.8	35.7	39.3
Provision for income taxes	17.0	9.1	18.2	20.1
Income from continuing operations, net of taxes	24.4	10.7	17.5	19.2
Income from discontinued operations, net of taxes	0.3	0.4	0.3	0.4

Net income	$24.7	$11.1	$17.8	$19.6

Other comprehensive (loss) income:
Currency translation adjustment, net of tax	(3.9)	1.0	(4.7)	2.2
Amortization of pension related costs, net of tax	1.9	1.9	3.8	5.7
Other comprehensive (loss) income	(2.0)	2.9	(0.9)	7.9

Total comprehensive income	$22.7	$14.0	$16.9	$27.5

Basic earnings per common share:
Continuing operations	0.46	0.20	0.33	0.36
Discontinued operations	0.01	0.01	0.01	0.01
Net income	$0.47	$0.21	$0.34	$0.37

Diluted earnings per common share:
Continuing operations	0.46	0.20	0.33	0.36
Discontinued operations	0.01	0.01	0.01	0.01
Net income	$0.47	$0.21	$0.34	$0.37

Weighted average number of common shares outstanding:
Basic	52,356,798	52,349,583	52,356,798	52,340,463
Diluted	52,356,798	52,357,163	52,356,798	52,357,004

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$141.3	$116.3
Trade receivables, net	185.5	216.0
Inventories	133.2	114.7
Deferred income taxes - current	49.7	48.5
Prepaid expenses and other	68.2	45.7
Total current assets	577.9	541.2
Property, plant and equipment, net	100.9	99.5
Deferred income taxes - noncurrent	203.9	215.2
Goodwill	217.8	217.8
Intangible assets, net	66.5	68.8
Other assets	102.7	94.1
Total assets	$1,269.7	$1,236.6

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$5.2	$5.0
Current portion of long-term debt	-	21.5
Accounts payable	108.2	101.9
Accrued expenses and other	235.4	276.3
Redeemable preferred stock	48.5	48.4
Total current liabilities	397.3	453.1
Long-term debt	1,227.9	1,145.8
Long-term pension and other post-retirement plan liabilities	220.7	233.7
Other long-term liabilities	56.2	53.3
Commitments and contingencies
Total stockholders' deficiency	(632.4)	(649.3)
Total liabilities and stockholders' deficiency	$1,269.7	$1,236.6

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Six Months Ended
	June 30,
	2013	2012
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17.8	$19.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations, net of taxes	(0.3)	(0.4)
Depreciation and amortization	34.0	31.3
Amortization of debt discount	0.8	1.0
Stock compensation amortization	-	0.3
Provision for deferred income taxes	10.4	15.2
Loss on early extinguishment of debt	27.9	-
Amortization of debt issuance costs	2.5	2.6
(Gain) loss on sale of certain assets	(0.4)	0.1
Pension and other post-retirement (income) costs	(0.1)	2.8
Change in assets and liabilities:
Decrease in trade receivables	23.9	6.9
Increase in inventories	(22.9)	(22.8)
Increase in prepaid expenses and other current assets	(24.3)	(23.3)
Increase (decrease) in accounts payable	6.1	(4.5)
(Decrease) increase in accrued expenses and other current liabilities	(29.2)	11.6
Pension and other post-retirement plan contributions	(7.6)	(19.4)
Purchases of permanent displays	(23.0)	(24.3)
Other, net	(4.3)	(18.4)
Net cash provided by (used in) operating activities	11.3	(21.7)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12.1)	(8.9)
Proceeds from the sale of certain assets	0.4	0.1
Net cash used in investing activities	(11.7)	(8.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	2.5	12.8
Proceeds from the issuance of 5 3/4% Senior Notes	500.0	-
Repayment of the 9 3/4% Senior Secured Notes	(330.0)	-
Repayments under the 2011 Term Loan Facility	(113.0)	(4.0)
Payment of financing costs	(28.7)	(0.1)
Other financing activities	(1.1)	(0.2)
Net cash provided by financing activities	29.7	8.5
Effect of exchange rate changes on cash and cash equivalents	(4.3)	0.1
Net increase (decrease) in cash and cash equivalents	25.0	(21.9)
Cash and cash equivalents at beginning of period	116.3	101.7
Cash and cash equivalents at end of period	$141.3	$79.8

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$34.9	$45.8
Preferred stock dividends	$3.1	$3.1
Income taxes, net of refunds	$8.0	$10.9

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$-	$1.1

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2013	2012
	(Unaudited)
Reconciliation to net income:

Net income	$24.7	$11.1
Income from discontinued operations, net of taxes	0.3	0.4
Income from continuing operations, net of taxes	24.4	10.7

Interest expense	17.4	21.2
Amortization of debt issuance costs	1.2	1.3
Foreign currency (gains) losses, net	(0.8)	0.4
Miscellaneous, net	(0.1)	0.1
Provision for income taxes	17.0	9.1
Depreciation and amortization	17.0	15.9

Adjusted EBITDA	$76.1	$58.7

	Six Months Ended
	June 30,
	2013	2012
	(Unaudited)
Reconciliation to net income:

Net income	$17.8	$19.6
Income from discontinued operations, net of taxes	0.3	0.4
Income from continuing operations, net of taxes	17.5	19.2

Interest expense	37.8	42.8
Amortization of debt issuance costs	2.5	2.6
Loss on early extinguishment of debt	27.9	-
Foreign currency losses, net	2.5	2.1
Miscellaneous, net	-	0.3
Provision for income taxes	18.2	20.1
Depreciation and amortization	34.0	31.6

Adjusted EBITDA	$140.4	$118.7

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2013	2012
	(Unaudited)
Reconciliation to net cash provided by (used in) operating activities:

Net cash provided by (used in) operating activities	$28.2	$(1.3)

Less capital expenditures	(6.6)	(5.4)
Plus proceeds from the sale of certain assets	-	0.1

Free cash flow	$21.6	$(6.6)

	Six Months Ended
	June 30,
	2013	2012
	(Unaudited)
Reconciliation to net cash provided by (used in) operating activities:

Net cash provided by (used in) operating activities	$11.3	$(21.7)

Less capital expenditures	(12.1)	(8.9)
Plus proceeds from the sale of certain assets	0.4	0.1

Free cash flow	$(0.4)	$(30.5)

CONTACT:
Investor Relations & Media:
Revlon, Inc.
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations